Exhibit 99.2
VERSO TECHNOLOGIES, INC.
400 GALLERIA PARKWAY
SUITE 200
ATLANTA, GEORGIA 30339
October 5, 2006
Mr. Martin D. Kidder
945 Carter’s Grove Trail
Alpharetta,GA 30022
Dear Marty:
     On behalf of Verso Technologies, Inc., a Minnesota corporation (“Verso”), I hereby extend to you an offer to serve, effective as of November 1, 2006, as Verso’s Chief Financial Officer in exchange for the salary and benefits and on the terms and conditions described below.

Duties:	You shall serve as Verso’s Chief Financial Office, reporting to Verso’s Chief Executive Officer, and shall have the powers and duties as may from time to time be prescribed by Verso’ Chief Executive Officer.

Base Salary:	For services to be rendered by you in your capacity as Verso’s Chief Financial Officer, Verso shall pay to you a base salary at a rate of $225,000 per year.

Bonus:	In addition, in the discretion of Verso’s Board of Directors (the “Board”), you may be awarded an annual bonus for each calendar year during which you serve as Verso’s Chief Financial Officer pursuant to a bonus or incentive plan or otherwise on terms no less favorable than those awarded to other executive officers of Verso.

Stock Awards:	Promptly following Verso’s 2006 Annual Meeting of Shareholders, and assuming that the proposal to amend Verso’s 1999 Stock Incentive Plan, as amended (the “Plan”), to increase the number of underlying shares, among other things, is approved at such meeting, Verso shall grant to you 75,000 shares of restricted stock pursuant to the Plan, which shares of restricted stock shall vest and otherwise be subject to the same terms as the shares of restricted stock awarded to other executive officers of Verso. In the unlikely event that Verso is unable to grant you the 75,000 shares of restricted stock, for any reason, Verso shall pay you the value as of November 1, 2006 (the effective date) of such restricted shares assuming a vesting schedule of four years and a value equal to the market price at the effective date. For example, if the market price at the effective date is $1.00 per share, then the value of such shares would be $75,000 and, therefore, Verso would pay such amount to you in four equal annual installments of $18,750.

Severance/Termination:	If your employment with Verso is terminated by Verso with “cause” (as defined below) at any time, then you shall receive only accrued and unpaid base salary and any unused paid time off through the date of such termination. If your employment with Verso is terminated by Verso without cause at any time, then you shall receive your base salary at the rate in effect at the time of such

Mr. Martin D. Kidder
October 5, 2006

termination for period equal to one month for each month of your employment but in no event more than 12 month as well as any accrued unused paid time off and any accrued bonus through the termination date; provided, however, that if your employment is terminated without cause in connection with a “change in control” (as that term is used in the Plan), then yon shall receive your base salary at the rate in effect at the time of such termination for period equal to 12 months as well as any accrued and unused paid time off and any accrued bonus through the termination date. During the term you receive any base salary as a result of this severance provision, you shall also receive the benefits listed below as “Other Benefits”. All severance payments to be made to you pursuant to this provision shall be paid in accordance with Verso’s payroll practices in effect from time to time and not as a lump sum. For purposes hereof, “cause” for termination of your employment shall exist if: (i) you are convicted (from which no appeal may be taken), or you plead guilty to, any act of fraud, misappropriation or embezzlement, or any felony, or (ii) if, in the sole good faith determination of the Board, as set forth in a written statement from the Board, (A) you have engaged in conduct or activities materially damaging to Verso’s business (it being understood, however, that neither conduct nor activities pursuant to the exercise of your good faith business judgment nor unintentional physical damage to any of Verso’s property will be a ground for such determination), or (B) you have failed to substantially perform and satisfactorily discharge your reasonably assigned duties.

Subject to the terms hereof, Verso may terminate your employment with or without cause at anytime, and you will be an “at-will” employee of Verso.

Other Benefits:	You shall receive such other benefits, including, but not limited to, health insurance, disability insurance, life insurance and retirement benefits, as other executive officers of Verso receive.
[Signatures continued on next page]

Mr. Martin D. Kidder
October 5, 2006

     If you determine to accept such offer, please execute this letter and return it to me. We are looking forward to you joining Verso’s management team.

Very truly yours,

VERSO TECHNOLOGIES, INC.

By:	/s/ Steven A. Odom

Name: Steven A. Odom
Tittle: Executive Chairman

AGREED AND ACCEPTED BY:
/s/ Martin D. Kidder

Martin D. Kidder